Exhibit 99.1

EVERTEC ANNOUNCES THE APPOINTMENT OF TERESITA LOUBRIEL ROSADO TO THE BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – July 1, 2013 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that Teresita Loubriel Rosado was appointed to the Company’s Board of Directors effective as of June 30, 2013.

Teresita Loubriel Rosado was a senior executive at Banco Popular for 30 years until her retirement in 2008 serving in various leadership positions and most recently as Executive Vice President and Executive Officer in charge of Human Resources, Strategic Planning and Corporate Communications. Her tenure also included roles as Senior Vice President and Corporate Controller and Senior Vice President and General Auditor. Ms. Loubriel is a member of the Puerto Rico Society of Certified Public Accountants as a retired CPA.

“We are pleased to welcome Teresita to the EVERTEC Board,” said Marc E. Becker, Chairman of the Board. “Teresita’s significant financial expertise, industry knowledge, and broad management insights will be an asset to EVERTEC going forward.”

Ms. Loubriel replaced Richard L. Carrión Rexach on the Board in connection with the Company’s satisfaction of NYSE director independence requirements. Mr. Carrión has been a director of EVERTEC since September 30, 2010.

“As the visionary of EVERTEC since its founding over a decade ago, we want to thank Richard for all he has contributed to making EVERTEC the market leader in Latin America,” said Marc E. Becker. “We look forward to continuing to work with Richard in conjunction with EVERTEC’s strategic partnership with Banco Popular.”

About EVERTEC, Inc.

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually, and manages the electronic payment network for over 4,100 automated teller machines (“ATM”) and over 104,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the sixth largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions. For more information, visit http://www.evertecinc.com

Contact

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com